Exhibit 99.1

NEORX REPORTS FIRST QUARTER 2003 RESULTS

Seattle, WA, May 6, 2003 - NeoRx Corporation (NASDAQ: NERX) today reported results for the first quarter ended March 31, 2003. The Company reported a net loss of $4.2 million ($0.16 diluted per share loss after preferred dividends) for the first quarter of 2003, compared to a net loss of $7.2 million ($0.27 diluted per share loss after preferred dividends) for the first quarter of 2002.   Revenue for the first quarter of 2003 was $0.1 million, compared to $0.3 million for the first quarter of 2002.  Revenue for the first quarter of 2003 consisted of revenue from a facilities lease agreement.  Revenue for the first quarter of 2002 consisted primarily of revenue from government grants and a facilities lease agreement.

Total operating expenses for the first quarter of 2003 decreased 48% to $4.0 million from $7.8 million for the first quarter of 2002.  Research and development expenses decreased 57% to $2.6 million for the first quarter of 2003 from $6.0 million for the first quarter of 2002.  The decrease in research and development expenses for the first quarter is the result of significantly reduced staffing, the suspension of the Company’s Pretarget® programs and other cost reduction actions taken in 2002.

General and administrative expenses declined 18% to $1.4 million for the first quarter of 2003 compared to $1.7 million for the first quarter of 2002.  The decrease in general and administrative costs for first quarter ended March 31, 2003 was due to reductions in staff and decreased expenditures for recruiting and outside services.

The company recorded a $0.2 million cumulative effect of change in accounting principle in the first quarter of 2003 as a result of the Company’s adoption of SFAS 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. Under SFAS 143, the Company recorded an asset and liability in the amount of $0.4 million related to the present value of the estimated future decommissioning costs associated with the Denton facility, as if such cost had been recorded at the time of acquisition.  The additional asset basis is depreciated over the useful life of the asset and the estimated retirement obligation was accreted to its current estimated fair value of $0.5 million at January 1, 2003.

Cash and investment securities as of March 31, 2003, were $12.0 million compared to $16.1 million at December 31, 2002.  The average cash expenditure rate for the first quarter of 2003 was $1.4 million per month.  On April 21, 2003, NeoRx announced that it received a total of $10 million from intellectual property agreements with Boston Scientific Corporation.  On April 23, 2003 NeoRx announced that the US Food and Drug Administration (FDA) had lifted the clinical hold on the company’s Skeletal Targeted Radiotherapy (STR) product candidate for multiple myeloma, a cancer of the bone marrow.

“Our Skeletal Targeted Radiotherapy product candidate is back on track.  We are making preparations for the STR phase III clinical program, and we have the funds needed to get the program underway,” said Jack L. Bowman, Executive

Chairman and Chairman of the Board of Directors. “Our team’s achievements in obtaining funds for the clinical program are particularly noteworthy in this difficult business climate, and we’re continuing our efforts to improve the Company’s financial picture, as we move forward with product development.”

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www neorx.com.

NeoRx and Pretarget are registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.

NeoRx Corporation

Condensed Consolidated Statements of
Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002

REVENUES	$116	$310
OPERATING EXPENSES:
Research and development	2,611	6,041
General and administrative	1,432	1,739
Total operating expenses	4,043	7,780

Loss from operations	(3,927)	(7,470)
Other income(expense), net	—	403
Net loss before cumulative effect of change in accounting principle	(3,927)	(7,067)

Cumulative effect of change in accounting principle	190	—
Net loss	(4,117)	(7,067)

Preferred stock dividends	(125)	(125)
Loss applicable to common shares	$(4,242)	$(7,192)

Loss per share:
Basic and diluted loss per common share before cumulative effect of change in accounting principle	$(0.15)	$(0.27)
Cumulative effect of change in accounting principle	(0.01)	—
Basic and diluted loss per common share	$(0.16)	$(0.27)

Shares used in calculation of loss per share:
Basic and diluted	26,815	26,576

Pro forma amounts had accounting principle been applied retroactively:
Net loss		(7,094)
Preferred stock dividends		(125)
Loss applicable to common shares		$(7,219)

Loss per share:
Basic and diluted		$(0.27)

Condensed Consolidated Balance
Sheets

(In thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS:
Cash and investment securities	$12,048	$16,136
Facilities and equipment, net	8,467	8,509
Other assets	774	1,348
Total assets	$21,289	$25,993

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$2,064	$3,210
Long-term liabilities	5,750	5,207
Shareholders’ equity	13,475	17,576
Total liabilities and shareholders’ equity	$21,289	$25,993